FOR IMMEDIATE RELEASE

NORWOOD FINANCIAL CORP AND WAYNE BANK
APPOINT JOSEPH W. ADAMS TO THE BOARD OF DIRECTORS

November 12, 2015

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market – NWFL) and its subsidiary, Wayne Bank, announce the appointment of Joseph W. Adams to their respective Boards of Directors.

Mr. Adams is currently serving as the Superintendent of Schools for the Western Wayne School District located in Hamlin, South Canaan and Waymart, Pennsylvania.  The District has 2,000 students, four schools and a $40 million budget.  His previous experience includes an Executive Management Position at a local financial institution, a Financial Advisor Position with Morgan Stanley and Business Manager of the Wallenpaupack School District in Hawley, Pennsylvania.  Mr. Adams received his undergraduate and graduate degrees from the University of Scranton.  His community involvement includes current or former board positions on the Wayne County Family Center, The Human Resources Center, Palmyra Township Planning Commission, Delaware Highlands Conservancy, Chamber of Commerce and various youth sports organizations.   Mr. Adams is a fifth generation Wayne County resident and he currently resides in Wayne County with his wife Kathryn.

Mr. Adams will serve with the class of directors whose terms expire at the 2017 Annual Meeting.  Mr. Adams will serve on the Trust Committee and as a rotating member of the Directors’ Loan Committee of Wayne Bank.  Mr. Critelli stated, “Joe will be a tremendous asset to the Board.  He has a strong background in financial management and a long history of community involvement and civic achievement.”

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the ability to control costs and expenses, demand for real estate, government fiscal policies, cybersecurity and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	William S. Lance
Executive Vice President &
Chief Financial Officer
NORWOOD FINANCIAL CORP
570-253-8505
www.waynebank.com